UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 22, 2012

GOOGLE INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway
Mountain View, CA 94043
 (Address of principal executive offices, including zip code)

(650) 253-0000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 22, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 15, 2011 (the “Merger Agreement”), by and among Google Inc. (the “Company”), RB98 Inc. (“Merger Sub”) and Motorola Mobility Holdings, Inc. (“Motorola Mobility”), the Company completed the acquisition of Motorola Mobility through the merger of Merger Sub with and into Motorola Mobility, with Motorola Mobility continuing as the surviving corporation (the “Merger”). As a result of the Merger, Motorola Mobility became a wholly owned subsidiary of the Company and each share of Motorola Mobility’s common stock, par value $0.01 per share, other than shares owned directly or indirectly by the Company or Merger Sub or held by Motorola Mobility as treasury stock immediately prior to the effective time of the Merger and shares held by stockholders that have properly exercised their appraisal rights in accordance with Delaware law, was canceled and converted into the right to receive $40.00 in cash, without interest and less any applicable tax withholdings.  Based on the aggregate number, immediately prior to the effective time of the Merger, of the (A) shares of Motorola Mobility common stock, (B) options to purchase shares of Motorola Mobility common stock with exercise prices less than $40.00, and (C) other Motorola Mobility stock-based awards, the total purchase price was approximately $12.9 billion, assuming all unvested equity awards vest.  The increase in the estimated total purchase price (from the original estimate of approximately $12.5 billion) was related primarily to issuances of additional equity awards since the date of execution of the Merger Agreement in accordance with its terms.  The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed herewith as Exhibit 2.1, which is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company, Motorola Mobility, Merger Sub or their respective subsidiaries and affiliates.  The Merger Agreement contains representations and warranties by the Company and Merger Sub, on the one hand, and by Motorola Mobility, on the other hand, made solely for the benefit of the other.  The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter delivered in connection with the signing of the Merger Agreement.  The disclosure letter contains information that has been included in the Motorola Mobility’s general prior public disclosures, as well as potential additional non-public information.  The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.  Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company and Merger Sub, on the one hand, and by Motorola Mobility, on the other hand.  Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, Merger Sub or Motorola Mobility at the time they were made or otherwise.  In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

On May 22, 2012, the Company issued a press release announcing the completion of the Merger.  A copy of the press release is incorporated as Exhibit 99.1 to this report.

Item 8.01.Other Events.

In connection with its acquisition of Motorola Mobility, the Company has amended its “Risk Factors.”  A copy of the amended “Risk Factors” is filed as Exhibit 99.2 to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.01
Agreement and Plan of Merger, dated as of August 15, 2011, by and among Google Inc., RB98 Inc. and Motorola Mobility Holdings, Inc., dated as of August 15, 2011 (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Motorola Mobility Holdings, Inc. with the SEC on August 18, 2011)

99.1	Press release dated May 22, 2012
99.2	Risk Factors
Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: May 22, 2012	/s/ Donald S. Harrison
Donald S. Harrison Vice President and Deputy General Counsel